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                                                                  EXHIBIT 99.1

                                        Contact: N. Gregory Petrick
                                                 Executive Vice President and
                                                 Chief Financial Officer
                                                 (814) 234-6000


Press Release

FOR IMMEDIATE RELEASE

           UNI-MARTS ANNOUNCES SIGNING OF DEFINITIVE MERGER AGREEMENT
                     WITH GREEN VALLEY ACQUISITION CO., LLC

         STATE COLLEGE, PENNSYLVANIA, January 27, 2004 - Uni-Marts Inc. (AMEX:
UNI) announced that it has amended its rights agreement and entered into a definitive merger agreement with Green Valley Acquisition Co., LLC. Green Valley is a privately-held company formed for the purpose of acquiring Uni-Marts and is majority controlled by various members of management of the Company. In addition to members of the Company's management, Raj J. Vakharia is also a member of Green Valley. Mr. Vakharia was formerly with the investment banking firm of Donaldson, Lufkin, & Jenerette for 25 years where he held the position of Managing Director of DLJ's Real Estate Group. Mr. Vakharia held the same position following DLJ's merger with Credit Suisse First Boston.

         Pursuant to the merger agreement, Uni-Marts will be merged with and into Green Valley with Green Valley being the surviving entity. Upon consummation of the merger, each share of Uni-Marts common stock will be converted into the right to receive a cash payment in the amount of $2.25. The Uni-Marts Board received an opinion from its financial advisor, Boenning & Scattergood, Inc., that the $2.25 per share price is fair from a financial standpoint to the Company's stockholders.

         Consummation of the merger is subject to various conditions, including that the Company's lenders and certain of its vendors consent to the transaction, the Company meet certain financial covenants at the time of the closing, and stockholder approval. The parties expect the completion of the merger, which was unanimously approved by the Board of Directors of Uni-Marts, to occur in late May or early June 2004.

         Pursuant to the amendment of the Company's rights agreement dated February 6, 2002, consummation of the merger and the other transactions contemplated by the merger


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agreement will not trigger the distribution or exercisability of the rights issued pursuant to the rights agreement.

         Mr. Stephen B. Krumholz, Chairman of the Ad Hoc Committee of the Uni-Marts Board, stated, "The Committee has spent a great deal of time in the pursuit of a strategic alternative which will provide the greatest benefit to Uni-Marts, its stockholders and employees. Keeping Uni-Marts management in place and continuing to work with our valued employees and vendors will allow the Company to stay on course to provide a great place for our customers to shop. We feel that this merger will prove to be the best alternative for all involved parties and look forward to the consummation of the transaction."

         Henry D. Sahakian commented on the proposed transaction, "We have been working closely with the Ad Hoc Committee of the Board for a number of months now to identify strategic opportunities that would benefit our stockholders. In addition to the Company's previously announced divestiture plan, certain members of management have been working on an alternative which would create liquidity in a more expeditious manner for our stockholders. Therefore, I am pleased to see these efforts come to fruition today through management's cash price offer to Uni-Marts' stockholders for their shares and the Board's acceptance of this offer. As I have over the last 31 years, I look forward to continuing to work with all of Uni-Marts valued customers, employees and vendors through the next few months, as we work toward consummating the merger transaction and continuing the operating business of Uni-Marts thereafter."

         Stockholders representing approximately 39.6% of the outstanding common stock of Uni-Marts have signed voting agreements with Green Valley, pursuant to which they have granted Green Valley irrevocable proxies to vote in favor of the merger.

         In light of the signing of the merger agreement, Uni-Marts will not hold its Annual Meeting of Stockholders previously scheduled for February 26, 2004. Instead, the Company expects to hold a Special Meeting of Stockholders to vote upon the approval of the merger transaction in May 2004.

         Upon completion of the merger, Henry Sahakian will serve as Co-Chairman and President of the surviving company, and Ara Kervandjian, the current President of Uni-Marts, will serve as Executive Vice President of Green Valley. Raj Vakharia will assume the position of Co-Chairman of Green Valley.


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         At January 1, 2004, Uni-Marts operated 286 convenience stores and
Choice Cigarette Discount Outlets in Pennsylvania, New York, Delaware and Maryland. Self-service gasoline was sold at 235 of these locations.


Certain statements contained in this release are forward looking. Although Uni-Marts, Inc. believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. The forward-looking statements include, but are not limited to, statements related to the possibility of successful completion of any strategic transaction or enhancement of stockholder value. Factors that could cause actual results to differ from expectations include general economic, business and market conditions, volatility of gasoline prices, merchandise margins, customer traffic, weather conditions, labor costs and the level of capital expenditures. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by Uni-Marts, Inc. filed with the Securities and Exchange Commission.


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The foregoing press release was issued by Uni-Marts Inc. today, January 27, 2004 and is being filed pursuant to Rule 14a-12 of the Securities Exchange Act to the extent that it may be deemed to constitute a solicitation.

         In connection with the proposed merger, Uni-Marts will file proxy materials with the Securities and Exchange Commission for a special meeting of stockholders to vote on the proposed merger of Uni-Marts and Green Valley. It is anticipated that the special meeting will be held in May 2004, with the exact timing dependent on the completion of necessary filings. Uni-Marts' stockholders are not being asked to take any action at this time.

         Stockholders are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the merger. Uni-Marts will provide stockholders free copies of the proxy statement and other documents when they become available. In addition, documents filed by Uni-Marts with the SEC will be available free of charge at the SEC's Web site at www.sec.gov.

         Uni-Marts and its directors may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the identity of the persons who may, under SEC rules, be deemed participants in the solicitation of stockholders of Uni-Marts in connection with the proposed transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Uni-Marts with the SEC. Stockholders of Uni-Marts can obtain this information by reading the proxy statement when it becomes available.



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